Exhibit 10.3

Tengion, Inc. 3929 Westpoint Blvd., Suite G Winston-Salem, NC 27103

December 4, 2014	tel: (336) 722-5855 fax: (336) 722-2436

A. Brian Davis
c/o Tengion Inc.
3929 Westpoint Blvd, Suite G
Winston-Salem, NC 27103

Subject:  Amendment to Offer Letter dated July 29, 2010, as amended January 1, 2013

Dear Brian:

This letter agreement (the “Amendment”) amends the offer letter between you and Tengion, Inc. (the “Company”), dated July 29, 2010, as amended January 1, 2013 (the “Employment Agreement”).  All capitalized terms used in this Amendment shall have the meanings ascribed to them in the Employment Agreement unless otherwise expressly provided herein.

In consideration of the mutual promises, terms, provisions and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company hereby agree as follows:

1.	Paragraph 8 of the Employment Agreement shall be deleted in its entirety and replaced with the following new Paragraph 8:

“If your employment is terminated by the Company without Cause (as such term is defined below) and you execute a general release of all claims against the Company and its affiliates in the form provided by the Company and such release becomes effective and irrevocable by the deadline specified therein (and in all events within thirty (30) days following the date of such termination), the Company shall pay you, within thirty (30) days following the date of such termination, a lump-sum cash payment in an amount equal to three (3) months of your base salary at the rate in effect immediately prior to the date of such termination.”

2.	Paragraph 10 of the Employment Agreement shall be amended by deleting the second sentence thereof.

3.
The third sentence of Section 5 of Appendix A to the Employment Agreement shall be amended by deleting the words “and for a period of twelve (12) months after the date of the termination of my employment for any reason”.

4.
The first sentence of Section 6 of Appendix A to the Employment Agreement shall be amended by deleting the words “and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, with or without cause”.

5.	Exhibit B to Appendix A shall be amended by deleting the fourth and fifth paragraphs of such Exhibit.

This Amendment may only be amended by a writing signed by you and a duly authorized representative of the Company.  Except as expressly modified herein, the Employment Agreement, and all of its terms and provisions, shall remain in full force and effect.  This Amendment embodies the entire agreement between the parties with respect to amending your Employment Agreement and supersedes all prior communications, agreements and understandings, whether written or oral, with respect to the same.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.  This Amendment will be governed by and construed in accordance with the laws of the State of North Carolina, without regard to any conflict of law principles that would result in the application of the laws of any other jurisdiction.

If the foregoing is acceptable to you, please sign this Amendment in the space provided and return it to me.  At the time you sign and return it, this Amendment will take effect as a binding agreement between you and the Company on the basis set forth above.  The enclosed copy is for your records.

Very truly yours,

TENGION, INC.

By: /s/ John L. Miclot

Name: John L. Miclot

Title: President and Chief Executive Officer

Accepted and Agreed:

/s/ A. Brian Davis
A. Brian Davis

Date: December 4, 2014